Exhibit 99.1

The First Bancshares, Inc. Reports Results for Second Quarter ended June 30, 2020; Declares Quarterly Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 27, 2020--The First Bancshares, Inc. (“FBMS” or “the Company”) (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today an increase of 41.4% in net income available to common shareholders for the quarter ended June 30, 2020 as compared to same quarter 2019.

Highlights for the Quarter:

  On April 3, 2020, the Company closed its acquisition with Southwest Georgia Financial Corporation (“SGB”), parent company of Southwest Georgia Bank, headquartered in Moultrie, GA. SGB added 8 locations servicing the areas of Moultrie, Valdosta, Albany and Tifton, Georgia and completion of system integration occurred during the quarter.
  The Company recorded a bargain purchase gain of $7.0 million on the acquisition of SGB.
  Excluding acquired SGB loans and Payroll Protection Program (“PPP”) loans, average loans increased $5.3 million, or 0.2% for the sequential quarter comparison.
  Excluding acquired SGB deposits, average deposits increased $381.0 million, or 12.0% on an annualized basis for the sequential quarter comparison.
  Provision for loan losses totaled $7.6 million for the quarter of which $6.6 million was related to COVID-19 as compared to $7.1 million for the sequential quarter comparison and $0.8 million for the second quarter of 2019.
  Pre-tax, pre-provision operating earnings which excludes acquisition charges, treasury awards, gains from bargain purchase of SGB and sale of land increased 28.5% to $21.4 million for the quarter ended June 30, 2020 as compared to $16.7 million for the second quarter of 2019.
  Pre-tax, pre-provision operating earnings which excludes acquisition charges, treasury awards, gains from bargain purchase of SGB and sale of land increased 20.2% to $21.4 million for the quarter ended June 30, 2020 as compared $17.8 million for the first quarter of 2020.
  Due to the current economic environment, the allowance for loan losses increased 35% to $28.1 million or 0.88% of total loans at June 30, 2020 as compared to $20.8 million or 0.80% of total loans at March 31, 2020. The Company also has $11.5 million in credit marks associated with acquired loan portfolios.
  As of July 24, 2020, total COVID related modifications were $196 million, representing 6% of the loan portfolio and down from a peak of $676 million or 21% of the loan portfolio. For additional details related to our response and potential effects of COVID-19, see investor presentation to be filed and available under presentations and press releases included in the investor relations section of the company’s website: www.thefirstbank.com.
  During the first quarter of 2020, the Company elected to delay the adoption of the Current Expected Credit Losses (“CECL”) afforded through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

M. Ray “Hoppy” Cole, President and Chief Executive Officer, commented, “Although there is a great deal of uncertainty surrounding the economic impact of the COVID-19 pandemic, our company had a strong quarter. Our team’s ability to perform at a high level, deliver outstanding service, and continue to execute on our strategic vision in a very difficult operating environment is exceptional.

During the quarter, we completed the merger and system integration of Southwest Georgia Bank adding 8 locations and approximately $550 million in assets in the markets of Moultrie, Valdosta and Tifton, Ga. Southwest Georgia Bank is a 100 year old institution, with excellent market share and a group of high performing community bankers. We are thrilled to have them join our team!

Our team also processed over 3,200 PPP loans totaling more than $260 million to help support our clients during this unprecedented time. Our clients have been very complimentary of the service provided which underscored the importance of our community bank model and its focus on the client. Our team members’ extra effort produced substantial growth in loans, deposits, and a 20% increase in pre-tax, pre-provision income as compared to the first quarter of 2020.

I am confident that our company is well positioned to navigate this uncertain environment with our current strong core earnings, strong capital and excellent liquidity. Our focus will continue to be on the needs of our clients and the safety and welfare of our team members.”

Quarterly Earnings

Net income available to common shareholders totaled $16.9 million for the quarter ended June 30, 2020, an increase of $5.0 million, or 41.4%, compared to $12.0 million for the quarter ended June 30, 2019.

Net income available to common shareholders totaled $16.9 million for the quarter ended June 30, 2020, an increase of $8.6 million, or 103.9%, compared to $8.3 million for the quarter ended March 31, 2020. The Company recorded a $7.0 million bargain purchase gain on the acquisition of SGB for the quarter ended June 30, 2020.

Pre-tax, pre-provision operating earnings, which exclude acquisition charges, treasury awards, and gains increased 28.5% to $21.4 million for the quarter ended June 30, 2020 as compared to $16.7 million for the second quarter of 2019 and increased 20.2% to $21.4 million for the quarter ended June 30, 2020 as compared $17.8 million for the first quarter of 2020.

Provision for loan losses totaled $7.6 million for the quarter ended June 30, 2020, an increase of $6.8 million, or 862% as compared to $0.8 million for the second quarter of 2019 and an increase of $0.5 million, or 7.1% as compared to $7.1 million for the first quarter of 2020. $6.6 million of the $7.6 million provision for loan loss expense for the quarter ended June 30, 2020 was related to the anticipated economic effects of COVID-19.

Earnings Per Share

For the second quarter of 2020, fully diluted earnings per share were $0.79, compared to $0.69 for the second quarter of 2019. The additional provision for loan losses expense of $6.6 million, or $5.1 million net of tax, for the quarter ended June 30, 2020, which is primarily attributable to the COVID-19 pandemic, accounted for $0.24 in fully diluted earnings per share. The bargain purchase and sale of land gains for the quarter ended June 30, 2020 accounted for $0.35 in fully diluted earnings per share.

For the second quarter of 2020, fully diluted earnings per share were $0.79, compared to $0.44 for the first quarter of 2020. The bargain purchase and sale of land gains for the quarter ended June 30, 2020 accounted for $0.35 in fully diluted earnings per share.

Fully diluted earnings per share for the quarter ended June 30, 2020 include the issuance of 2,546,967 shares of our common stock during the second quarter of 2020 in association with the acquisition of SGB and the issuance of 1,682,889 shares of our common stock during the fourth quarter of 2019 in association with the acquisition of First Florida Bancorp, Inc. (“FFB”). Fully diluted earnings per share for the first and second quarters of 2020 include the purchase by the Company of 168,188 shares throughout the calendar year of 2019.

Fully diluted earnings per share for the quarter ended June 30, 2019 include the issuance of 2,377,501 shares of our common stock during the first quarter of 2019 in association with the acquisition of FPB Financial Corp (“FPB”).

Balance Sheet

Consolidated assets increased $1.023 billion to $5.085 billion at June 30, 2020 from $4.062 billion at March 31, 2020. Excluding the acquisition of SGB, assets increased $486.2 million. Assets include $259.3 million in PPP loans.

Total average loans were $3.157 billion for the quarter ended June 30, 2020, as compared to $2.602 billion for the quarter ended March 31, 2020, and $2.338 billion for the quarter ended June 30, 2019, representing an increase of $554.2 million, or 21.3%, for the sequential quarter comparison, and an increase of $818.9 million, or 35.0%, in prior year quarterly comparison. The acquisitions of FFB and SGB accounted for $665.5 million, net of fair value marks, of the total increase in average loans as compared to the second quarter of 2019. The acquisition of SGB accounted for $419.3 million, net of fair value marks, of the total increase in average loans as compared to the first quarter of 2020.

Excluding the acquired loans and PPP loans, average loans increased $5.3 million, or 0.2% for the sequential quarter comparison. Excluding the acquired loans and PPP loans, average loans increased $23.8 million, or 1.0% as compared to the quarter ended June 30, 2019.

Total average deposits were $4.069 billion for the quarter ended June 30, 2020, as compared to $3.187 billion for the quarter ended March 31, 2020, and $2.863 billion for the quarter ended June 30, 2019, representing an increase of $882.2 million, or 27.7%, for the sequential quarter comparison, and an increase of $1.207 billion, or 42.1%, in prior year quarterly comparison. The acquisitions of FFB and SGB accounted for $856.9 million of the total increase in average deposits as compared to the second quarter of 2019. The acquisition of SGB accounted for $501.3 million, net of fair value marks, of the total increase in average deposits as compared to the first quarter of 2020.

Excluding the acquired deposits, average deposits increased $381.0 million, or 12.0% for the sequential quarter comparison. Excluding the acquired deposits, average deposits increased $349.7 million, or 12.2% as compared to the quarter ended June 30, 2019.

The Company implemented Deposit Reclassification at the beginning of 2020. This program reclassifies noninterest bearing deposits and NOW deposit balances to money market accounts. This program reduces our reserve balance required at the Federal Reserve Bank of Atlanta which provides additional funds for liquidity and lending. At quarter end June 30, 2020, $703.7 million in noninterest deposit balances and $746.1 million in NOW deposit accounts were reclassified as money market accounts.

Asset Quality

Nonperforming assets totaled $45.7 million at June 30, 2020, a decrease of $1.4 million compared to $47.1 million at March 31, 2020 and an increase of $7.7 million compared to $38.0 million at June 30, 2019. Nonaccrual loans increased $1.5 million as compared to March 31, 2020 and increased $13.6 million as compared to June 30, 2019. Other real estate decreased $1.5 million as compared to March 31, 2020 and decreased $5.7 million as compared to June 30, 2019.

The ratio of the allowance for loan and leases losses (ALLL) to total loans was 0.88% at June 30, 2020, 0.80% at March 31, 2020 and 0.51% at June 30, 2019. The ratio of annualized net charge-offs (recoveries) to total loans was 0.04% for the quarter ended June 30, 2020 compared to 0.03% for the quarter ended March 31, 2020 and (0.01%) for the quarter ended June 30, 2019.

Second Quarter 2020 vs. Second Quarter 2019 Earnings Comparison

Net income available to common shareholders for the second quarter of 2020 totaled $16.9 million compared to $12.0 million for the second quarter of 2019, an increase of $5.0 million or 41.4%. The Company recorded a $7.0 million bargain purchase gain on the acquisition of SGB for the quarter ended June 30, 2020. In comparing the quarters, an increased provision for loan losses in the amount of $6.8 million was expensed during the second quarter of 2020 as compared to the second quarter of 2019.

Net interest income for the second quarter of 2020 was $39.2 million, an increase of $8.4 million when compared to the second quarter of 2019. The increase was due to interest income earned on a higher volume of loans. Fully tax equivalent (“FTE”) net interest income totaled $39.8 million and $31.0 million for the second quarter of 2020 and 2019, respectively. FTE net interest income increased $8.7 million in the prior year quarterly comparison due to increased loan volume. Purchase accounting adjustments accounted for $0.6 million of the difference in net interest income for the second quarter comparisons. Second quarter 2020 FTE net interest margin of 3.63% included 21 basis points related to purchase accounting adjustments compared to 4.07% for the same quarter in 2019, which included 23 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 42 basis points in prior year quarterly comparison.

Non-interest income increased $1.0 million for the second quarter of 2020 as compared to the second quarter of 2019 excluding the gains mentioned above. Mortgage income increased $1.1 million in prior year quarterly comparison.

Second quarter 2020 non-interest expense was $28.1 million, an increase of $7.2 million, or 34.4% as compared to the second quarter of 2019. Excluding the net increase in acquisition charges of $2.2 million for the quarterly comparison, non-interest expense increased $5.0 million in the second quarter of 2020, of which $3.9 million was attributable to the operations of FFB and SGB, as compared to second quarter of 2019.

Investment securities totaled $953.3 million, or 18.7% of total assets at June 30, 2020, versus $622.8 million, or 17.9% of total assets at June 30, 2019. The average balance of investment securities increased $284.2 million in prior year quarterly comparison, primarily as a result of the acquisitions. The average tax equivalent yield on investment securities decreased 85 basis points to 2.55% from 3.40% in prior year quarterly comparison. The investment portfolio had a net unrealized gain of $32.9 million at June 30, 2020 as compared to a net unrealized gain of $12.6 million at June 30, 2019.

The FTE average yield on all earning assets decreased 73 basis points in prior year quarterly comparison, from 4.96% for the second quarter of 2019 to 4.23% for the second quarter of 2020. Average interest expense decreased 49 basis points from 1.16% for the second quarter of 2019 to 0.67% for the second quarter of 2020. Cost of all deposits averaged 52 basis points for the second quarter of 2020 compared to 77 basis points for the second quarter of 2019.

Second Quarter 2020 vs First Quarter 2020 Earnings Comparison

Net income available to common shareholders for the second quarter of 2020 increased $8.6 million to $16.9 million compared to $8.3 million for the first quarter of 2020. As previously discussed, the bargain purchase and sale of land gains accounted for $7.5 million, net of tax of the $8.6 million increase in sequential quarter comparison.

Net interest income for the second quarter of 2020 was $39.2 million as compared to $34.1 million for the first quarter of 2020, an increase of $5.1 million. FTE net interest income increased $5.2 million to $39.8 million from $34.5 million in sequential-quarter comparison. Second quarter 2020 FTE net interest margin of 3.63% included 21 basis points related to purchase accounting adjustments compared to 3.93% for the first quarter in 2020, which included 28 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 23 basis points in sequential quarter comparison.

Investment securities totaled $953.3 million, or 18.7% of total assets at June 30, 2020, versus $788.9 million, or 19.4% of total assets at March 31, 2020. The average balance of investment securities increased $121.7 million in sequential-quarter comparison, primarily as a result of the acquisition of SGB. The average tax equivalent yield on investment securities decreased 39 basis points to 2.55% from 2.94% in sequential-quarter comparison. The investment portfolio had a net unrealized gain of $32.9 million at June 30, 2020 as compared to a net unrealized gain of $21.4 million at March 31, 2020.

The FTE average yield on all earning assets decreased in sequential-quarter comparison from 4.78% to 4.23%. Average interest expense decreased 25 basis points from 0.92% for the first quarter of 2020 to 0.67% for the second quarter of 2020. Cost of all deposits averaged 52 basis points for the second quarter of 2020 compared to 76 basis points for the first quarter of 2020.

Excluding the bargain purchase and sale of land gains, non-interest income increased $1.6 million in sequential-quarter comparison resulting from increased mortgage income in the amount of $1.1 million.

Non-interest expense for the second quarter of 2020 was $28.1 million compared to $23.4 million for the first quarter of 2020. Excluding acquisition charges for each quarter, non-interest expense increased $3.1 million of which $2.3 million is attributable to operating expenses association with SGB.

Year-to-Date Earnings Comparison

In year-over-year comparison, net income available to common shareholders increased $5.6 million, or 28.7%, from $19.6 million for the six months ended June 30, 2019 to $25.3 million for the same period ended June 30, 2020. Excluding the bargain purchase and sale of land gains of $7.5 million, net of tax, and the increased provision expense of $5.2 million, net of tax, net income available to common shareholders increased $3.3 million in year-over-year comparison.

Net interest income increased $15.3 million in year-over-year comparison, primarily due to interest income earned on a higher volume of loans and securities.

Non-interest income increased $2.5 million in year-over-year comparison excluding the grants and gains mentioned above. Mortgage income increased $1.7 million and interchange fee income increased $0.7 million in the year-over-year comparison.

Non-interest expense was $51.5 million for the six months ended June 30, 2020 an increase of $8.7 million as compared to the same period ended June 30, 2019. $5.8 million of the increase is related to the operations of FFB and SGB.

Declaration of Cash Dividend

The Company announced that its Board of Directors declared a cash dividend of $0.10 per share to be paid on its common stock on August 24, 2020 to shareholders of record as of the close of business on August 10, 2020.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association (“The First”). Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. This press release includes operating net earnings, operating efficiency ratio, pre-tax, pre-provision operating earnings, operating earnings per share, fully tax equivalent net interest income, total tangible common equity, tangible book value per common share and certain ratios derived from these non-GAAP financial measures. The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the periods presented in this press release. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented, and other bank holding companies may define or calculate these measures differently. These non-GAAP financial measures should not be considered in isolation and do not purport to be an alternative to net income, earnings per share, net interest income, book value or other GAAP financial measures as a measure of operating performance. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is provided in this press release following the Condensed Consolidated Financial Information (unaudited).

Forward Looking Statements

This news release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” “positioned” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risk and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: (1) competitive pressures among financial institutions increasing significantly; (2) changes in economic or political conditions, either nationally or locally, particularly in areas in which the Company conducts operations; (3) interest rate risk; (4) changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; (5) risks related to the Company’s recently completed acquisitions, including that the anticipated benefits from the recently completed acquisitions are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events; (6) changes in management’s plans for the future; (7) credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values, or competition; (8) changes in accounting principles, policies, or guidelines; (9) adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; (10) the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; (11) potential increases in the provision for loan losses resulting from the COVID-19 pandemic; and (12) other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission, which are available on the SEC’s website, http://www.sec.gov. Undue reliance should not be placed on forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Statements about the potential effects of the COVID-19 pandemic on the Company’s assets, business, liquidity, financial condition, prospects, and results of operations may constitute forward-looking statements and are subject to the risks that the actual effects may differ, possible materially, from what is reflected in these forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the depth, dispersion and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on customers, employees, third parties and the Company.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 6/30/20	Quarter Ended 3/31/20	Quarter Ended 12/31/19	Quarter Ended 9/30/19	Quarter Ended 6/30/19
Total Interest Income	$ 45,799	$ 41,598	$ 40,444	$ 37,241	$ 37,571
Total Interest Expense	6,619	7,533	7,000	6,782	6,799
Net Interest Income	39,180	34,065	33,444	30,459	30,772
FTE net interest income*	39,772	34,526	33,847	30,739	31,040
Provision for loan losses	7,606	7,102	850	974	791
Non-interest income	15,680	6,474	7,574	7,103	6,716
Non-interest expense	28,070	23,439	24,960	20,825	20,891
Earnings before income taxes	19,184	9,998	15,208	15,763	15,806
Income tax expense	2,241	1,687	3,353	3,491	3,823
Net income available to common shareholders	$ 16,943	$ 8,311	$ 11,855	$ 12,272	$ 11,983

PER COMMON SHARE DATA
Basic earnings per share	$ 0.79	$ 0.44	$ 0.65	$ 0.72	$ 0.70
Diluted earnings per share	0.79	0.44	0.64	0.71	0.69
Diluted earnings per share, operating*	0.52	0.47	0.72	0.74	0.70
Quarterly dividends per share	.10	.10	.08	.08	.08
Book value per common share at end of period	29.34	29.49	28.91	27.92	27.22
Tangible book value per common share at period end*	20.40	19.52	18.87	19.39	18.72
Market price at end of period	22.50	19.07	35.52	32.30	30.34
Shares outstanding at period end	21,395,258	18,851,955	18,802,266	17,123,625	17,129,915
Weighted average shares outstanding:
Basic	21,341,913	18,818,115	18,241,244	17,131,080	17,182,049
Diluted	21,437,180	18,942,129	18,398,609	17,267,953	17,311,626

AVERAGE BALANCE SHEET DATA
Total assets	$4,913,620	$3,990,493	$3,767,587	$3,439,202	$3,460,394
Loans and leases	3,156,524	2,602,340	2,512,524	2,343,392	2,337,583
Total deposits	4,069,239	3,186,943	2,963,603	2,765,816	2,862,653
Total common equity	607,127	547,309	518,070	470,024	454,965
Total tangible common equity*	423,966	358,889	346,742	324,619	308,303

SELECTED RATIOS
Annualized return on avg assets (ROA)	1.38%	0.83%	1.26%	1.43%	1.39%
Annualized return on avg assets, operating*	0.91%	0.89%	1.40%	1.49%	1.39%
Annualized pre-tax, pre-provision, operating*	1.75%	1.79%	1.87%	2.03%	1.93%
Annualized return on avg common equity, operating*	7.40%	6.50%	10.16%	10.91%	10.60%
Annualized return on avg tangible common equity, operating*	10.60%	9.91%	15.18%	15.80%	15.64%
Average loans to average deposits	77.57%	81.66%	84.78%	84.73%	81.66%
FTE Net Interest Margin*	3.63%	3.93%	4.06%	4.05%	4.07%
Efficiency Ratio	50.62%	57.17%	60.26%	55.03%	55.33%
Efficiency Ratio, operating*	53.91%	55.36%	55.67%	53.17%	55.09%
*See reconciliation of Non-GAAP financial measures

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.88%	0.80%	0.53%	0.56%	0.51%
Nonperforming assets to tangible equity + ALLL	9.84%	12.12%	13.13%	13.71%	11.42%
Nonperforming assets to total loans + OREO	1.44%	1.81%	1.86%	2.00%	1.61%
Annualized QTD net charge-offs (recoveries) to total loans	0.04%	0.03%	(0.002%)	0.0041%	(0.01%)

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Assets
Cash and cash equivalents	$ 539,125	$ 286,759	$ 168,864	$ 159,990	$ 165,984
Securities available-for-sale	927,205	762,977	765,087	612,002	598,607
Securities held-to-maturity	-	-	-	6,328	6,396
Other investments	26,059	25,911	26,690	22,517	17.819
Total investment securities	953,264	788,888	791,777	640,847	622,822
Loans held for sale	18,632	13,288	10,810	11,104	8,597
Total loans	3,171,535	2,602,288	2,600,358	2,349,986	2,351,998
Allowance for loan losses	(28,064)	(20,804)	(13,908)	(13,043)	(12,091)
Loans, net	3,143,471	2,581,484	2,586,450	2,336,943	2,339,907
Premises and equipment	125,053	108,013	104,980	96,726	97,115
Other Real Estate Owned	5,471	6,974	7,299	9,974	11,205
Goodwill and other intangibles	191,431	187,927	188,865	146,091	145,649
Other assets	108,458	88,468	82,818	80,256	81,305
Total assets	$5,084,905	$4,061,801	$3,941,863	$3,481,931	$3,472,584

Liabilities and Shareholders’ Equity
Non-interest bearing deposits^	$ 486,039	$ 340,606	$ 723,208	$ 642,054	$ 645,838
Interest-bearing deposits	3,730,851	2,937,188	2,353,325	2,119,181	2,185,362
Total deposits	4,216,890	3,277,794	3,076,533	2,761,345	2,831,200
Borrowings	116,005	116,180	214,319	136,250	71,250
Subordinated debentures	80,756	80,717	80,678	80,639	80,600
Other liabilities	43,459	31,184	26,675	25,609	23,253
Total liabilities	4,457,110	3,505,875	3,398,205	3,003,843	3,006,303
Total shareholders’ equity	627,795	555,926	543,658	478,088	466,281
Total liabilities and shareholders’ equity	$5,084,905	$4,061,801	$3,941,863	$3,481,931	$3,472,584
^Reclassified $703,727 to interest-bearing deposits

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	6/30/20	3/31/20	12/30/19	9/30/19	6/30/19
Interest Income:
Loans, including fees	$ 39,184	$ 34,290	$ 33,556	$ 31,279	$ 30,912
Investment securities	5,187	5,304	5,298	4,752	5,017
Accretion of purchase accounting adjustments	1,409	1,715	1,553	1,201	1,552
Other interest income	19	289	37	9	90
Total interest income	45,799	41,598	40,444	37,241	37,571
Interest Expense:
Deposits	5,967	6,034	5,489	5,156	5,377
Borrowings	224	917	771	451	288
Subordinated debentures	1,176	1,203	1,213	1,270	1,188
Accretion of purchase accounting adjustments	(748)	(621)	(473)	(95)	(54)
Total interest expense	6,619	7,533	7,000	6,782	6,799
Net interest income	39,180	34,065	33,444	30,459	30,772
Provision for loan losses	7,606	7,102	850	974	791
Net interest income after provision for loan losses	31,574	26,963	32,594	29,485	29,981

Non-interest Income:
Service charges on deposit accounts	1,597	1,914	2,110	1,979	1,918
Mortgage Income	2,646	1,567	1,720	1,800	1,559
Interchange Fee Income	2,395	1,986	2,075	2,252	2,045
Gain (loss) on securities, net	73	174	(9)	57	36
Financial Assistance Award/Bank Enterprise Award	-	-	714	-	-
Bargain Purchase Gain and Gain on Sale of Land	7,643	-	-	-	-
Other charges and fees	1,326	833	964	1,015	1,158
Total non-interest income	15,680	6,474	7,574	7,103	6,716

Non-interest expense:
Salaries and employee benefits	15,866	13,228	13,092	11,612	11,615
Occupancy expense	3,200	2,918	3,190	2,632	2,532
FDIC/OCC premiums	237	147	147	111	426
Marketing	25	213	248	62	160
Amortization of core deposit intangibles	1,052	938	907	796	796
Other professional services	984	874	951	1,140	980
Acquisition charges	2,295	740	2,300	705	91
Other non-interest expense	4,411	4,381	4,125	3,767	4,291
Total Non-interest expense	28,070	23,439	24,960	20,825	20,891
Earnings before income taxes	19,184	9,998	15,208	15,763	15,806
Income tax expense	2,241	1,687	3,353	3,491	3,823
Net income available to common shareholders	$ 16,943	$ 8,311	$ 11,855	$ 12,272	$ 11,983

Diluted earnings per common share	$ 0.79	$ 0.44	$ 0.64	$ 0.71	$ 0.69
Diluted earnings per common share, operating*	$ 0.52	$ 0.47	$ 0.72	$ 0.74	$ 0.70
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Year to Date
	2020	2019
Interest Income:
Loans, including fees	$ 73,474	$ 58,482
Investment securities	10,491	9,356
Accretion of purchase accounting adjustments	3,124	2,787
Other interest income	308	220
Total interest income	87,397	70,845
Interest Expense:
Deposits	12,001	9,652
Borrowings	1,141	834
Subordinated debentures	2,379	2,421
Amortization of purchase accounting adjustments	(1,369)	34
Total interest expense	14,152	12,941
Net interest income	73,245	57,904
Provision for loan losses	14,708	1,913
Net interest income after provision for loan losses	58,537	55,991

Non-interest Income:
Service charges on deposit accounts	3,511	3,750
Mortgage Income	4,213	2,469
Interchange Fee Income	4,381	3,697
Gain (loss) on securities, net	247	74
Financial Assistance Award/Bank Enterprise Award	-	233
Bargain Purchase Gain and Gain on Sale of Land	7,643	-
Other charges and fees	2,161	2,047
Total non-interest income	22,154	12,270

Non-interest expense:
Salaries and employee benefits	29,094	22,312
Occupancy expense	6,118	4,974
FDIC/OCC premiums	384	374
Marketing	239	335
Amortization of core deposit intangibles	1,990	1,513
Other professional services	1,858	1,900
Acquisition charges	3,035	3,270
Other non-interest expense	8,790	8,108
Total Non-interest expense	51,508	42,786
Earnings before income taxes	29,183	25,475
Income tax expense	3,929	5,857
Net income available to common shareholders	$ 25,254	$ 19,618

Diluted earnings per common share	$ 1.25	$ 1.19
Diluted earnings per common share, operating*	$ 1.00	$ 1.33
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	June 30, 2020	Percent of Total	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Percent of Total
Commercial, financial and agricultural	$ 629,497	19.7%	$ 327,979	$ 332,600	$ 338,584	$ 342,535	14.5%
Real estate – construction	337,337	10.6%	334,707	359,195	284,103	352,826	14.9%
Real estate – commercial	1,163,897	36.5%	1,048,854	1,028,012	943,218	881,831	37.4%
Real estate – residential	978,372	30.7%	828,378	814,282	724,860	713,350	30.2%
Lease Financing Receivable	2,811	0.1%	3,526	3,095	3,239	3,616	0.2%
Obligations of States & subdivisions	17,010	0.5%	18,218	20,716	16,545	17,192	0.7%
Consumer	42,611	1.3%	40,626	42,458	39,437	40,648	1.7%
Loans held for sale	18,632	0.6%	13,288	10,810	11,104	8,597	0.4%
Total loans	$3,190,167	100%	$2,615,576	$2,611,168	$2,361,090	$2,360,595	100%

COMPOSITION OF DEPOSITS	June 30, 2020	Percent of Total	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Percent of Total
Noninterest bearing^	$486,039	11.5%	$340,606	$723,208	$642,054	$645,838	22.8%
NOW and other^	601,195	14.3%	478,526	941,598	926,704	999,881	35.3%
Money Market/Savings^	2,451,991	58.1%	1,826,973	750,010	651,539	645,611	22.8%
Time Deposits of less than $250,000	499,406	11.8%	462,808	479,386	401,549	408,164	14.4%
Time Deposits of $250,000 or more	178,259	4.3%	168,881	182,331	139,489	131,706	4.7%
Total Deposits	$4,216,890	100%	$3,277,794	$3,076,533	$2,761,345	$2,831,200	100%

Deposits Without Reclassification^	June 30, 2020	Percent of Total	Mar 31, 2020
Noninterest bearing	$1,189,766	28.2%	$749,939
Now and other	1,347,324	32.0%	1,122,027
Money Market/Savings	1,002,135	23.8%	774,139
Time Deposits of less than $250,000	499,406	11.8%	462,808
Time Deposits of $250,000 or more	178,259	4.2%	168,881
Total Deposits	$4,216,890	100%	$3,277,794

ASSET QUALITY DATA	June 30, 2020		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Nonaccrual loans	$ 39,201		$ 37,751	$ 38,393	$ 35,175	$ 25,608
Loans past due 90 days and over	1,009		2,393	2,715	2,116	989
Total nonperforming loans	40,210		40,144	41,108	37,291	26,597
Other real estate owned	5,471		6,974	7,299	9,974	11,205
Nonaccrual securities	-		-	-	52	208
Total nonperforming assets	$ 45,681		$47,118	$48,407	$47,317	$ 38,010

Nonperforming assets to total assets	0.90%		1.16%	1.23%	1.36%	1.09%
Nonperforming assets to total loans + OREO	1.44%		1.81%	1.86%	2.00%	1.61%
ALLL to nonperforming loans	69.79%		51.82%	33.83%	34.98%	45.46%
ALLL to total loans	0.88%		0.80%	0.53%	0.56%	0.51%

Qtr-to-date net charge-offs (recoveries)	$ 346		$ 205	$ (15)	$ 23	$ (65)
Annualized QTD net chg-offs (recs) to loans	0.04%		0.03%	(0.002%)	0.004%	(0.01%)

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	June 30, 2020			March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$ 605,626	$ 3,439	2.27%	$ 560,613	$ 3,944	2.81%	$ 556,004	$ 4,108	2.96%	$ 494,184	$ 3,926	3.18%	$ 497,988	$ 4,227	3.40%
Tax-exempt securities	300,922	2,340	3.11%	224,212	1,821	3.25%	188,709	1,593	3.38%	127,750	1,108	3.47%	124,367	1,058	3.40%
Total investment
securities	906,548	5,779	2.55%	784,825	5,765	2.94%	744,713	5,701	3.06%	621,934	5,034	3.24%	622,355	5,285	3.40%
in other banks	321,559	19	0.02%	129,978	289	0.89%	80,612	37	0.18%	71,165	7	0.04%	89,936	90	0.40%
Loans	3,156,524	40,593	5.14%	2,602,340	36,005	5.53%	2,512,524	35,109	5.59%	2,343,392	32,480	5.54%	2,337,583	32,464	5.56%
Total Interest
earning assets	4,384,631	46,391	4.23%	3,517,143	42,059	4.78%	3,337,849	40,847	4.90%	3,036,491	37,521	4.94%	3,049,874	37,839	4.96%
Other assets	528,989			473,350			429,738			402,711			410,520
Total assets	$ 4,913,620			$ 3,990,493			$ 3,767,587			$ 3,439,202			$ 3,460,394

Interest-bearing
liabilities:
Deposits	$ 3,746,535	$ 5,219	0.56%	$ 3,042,529	$ 5,413	0.71%	$ 2,263,299	$ 5,016	0.89%	$ 2,140,419	$ 5,061	0.95%	$ 2,231,462	$ 5,323	0.95%
Borrowed Funds	116,270	224	0.77%	145,267	917	2.53%	174,475	771	1.77%	95,241	451	1.89%	37,760	288	3.05%
Subordinated
debentures	80,736	1,176	5.83%	80,697	1,203	5.96%	80,658	1,213	6.02%	80,619	1,270	6.30%	80,579	1,188	5.90%
Total interest
bearing liabilities	3,943,541	6,619	0.67%	3,268,493	7,533	0.92%	2,518,432	7,000	1.11%	2,316,279	6,782	1.17%	2,349,801	6,799	1.16%
Other liabilities	362,952			174,691			731,085			652,899			655,628
Shareholders' equity	607,127			547,309			518,070			470,024			454,965
Total liabilities and
shareholders'
equity	$ 4,913,620			$ 3,990,493			$ 3,767,587			$ 3,439,202			$ 3,460,394

Net interest
income (FTE)*		$ 39,772	3.56%		$ 34,526	3.86%		$ 33,847	3.78%		$ 30,739	3.77%		$ 31,040	3.81%

Net interest margin (FTE)*			3.63%			3.93%			4.06%			4.05%			4.07%

Core net interest
margin*			3.42%			3.65%			3.80%			3.86%			3.84%

*See reconciliation for Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
	Three Months Ended
Per Common Share Data	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Book value per common share	$ 29.34	$ 29.49	$ 28.91	$ 27.92	$ 27.22
Effect of intangible assets per share	8.94	9.97	10.04	8.53	8.50
Tangible book value per common share	$ 20.40	$ 19.52	$ 18.87	$ 19.39	$ 18.72

Diluted earnings per share	$ 0.79	$ 0.44	$ 0.64	$ 0.71	$ 0.69
Effect of acquisition charges	0.11	0.04	0.14	0.04	0.01
Tax on acquisition charges	(0.03)	(0.01)	(0.03)	(0.01)	-
Effect of bargain purchase gain and gain on sale of land	(0.36)	-	-	-	-
Tax on gain on sale of land	0.01	-	-	-	-
Effect of Treasury awards	-	-	(0.04)	-	-
Tax on Treasury awards	-	-	0.01	-	-
Diluted earnings per share, operating	$ 0.52	$ 0.47	$ 0.72	$ 0.74	$ 0.70

		Year to Date
		2020		2019
Diluted earnings per share		$ 1.25		$ 1.19
Effect of acquisition charges		0.15		0.19
Tax on acquisition charges		(0.03)		(0.04)
Effect of bargain purchase gain and gain on sale of land		(0.38)		-
Tax on gain on sale of land		.01		-
Effect of Treasury awards		-		(0.01)
Tax on Treasury awards		-		-
Diluted earnings per share, operating		$ 1.00		$ 1.33

		Year to Date
		2020		2019
Net income available to common shareholders		$ 25,254		$ 19,618
Acquisition charges		3,035		3,270
Tax on acquisition charges		(683)		(735)
Bargain purchase gain and gain on sale of land		(7,643)		-
Tax on gain on sale of land		157		-
Treasury awards		-		(233)
Tax on Treasury awards		-		59
Net earnings available to common shareholders, operating		$ 20,120		$ 21,979

		Three Months Ended
Average Balance Sheet Data		June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Total average assets	A	$4,913,620	$3,990,493	$3,767,587	$3,439,202	$3,460,394
Total average earning assets	B	4,384,631	$3,517,143	$3,337,849	$3,036,492	$3,049,874
			`
Common Equity	C	$ 607,127	$ 547,309	$ 518,070	$ 470,024	$ 454,965
Less intangible assets		183,161	188,420	171,328	145,405	146,662
Tangible common equity	D	$ 423,966	$ 358,889	$ 346,742	$ 324,619	$ 308,303

		Three Months Ended
Net Interest Income Fully Tax Equivalent		June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Net interest income	E	$ 39,180	$ 34,065	$ 33,444	$ 30,459	$ 30,772
Tax-exempt investment income		(1,748)	(1,360)	(1,190)	(828)	(790)
Taxable investment income		2,340	1,821	1,593	1,108	1,058
Net Interest Income Fully Tax Equivalent	F	$ 39,772	$ 34,526	$ 33,847	$ 30,739	$ 31,040

Annualized Net Interest Margin	E/B	3.57%	3.87%	4.01%	4.01%	4.04%
Annualized Net Interest Margin, Fully Tax Equivalent	F/B	3.63%	3.93%	4.06%	4.05%	4.07%

		Three Months Ended
Core Net Interest Margin		June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Net interest income (FTE)		$ 39,772	$ 34,526	$ 33,847	$ 30,739	$ 31,040
Less purchase accounting adjustments		2,157	2,336	2,026	1,296	1,607
Net interest income, net of purchase accounting adj	G	$ 37,615	$ 32,190	$ 31,821	$ 29,443	$ 29,433

Total average earning assets		$4,384,631	$3,517,143	$3,337,849	$3,036,492	$3,049,874
Add average balance of loan valuation discount		10,651	12,237	12,252	13,679	15.265
Avg earning assets, excluding loan valuation discount	H	$4,395,282	$3,529,380	$3,350,101	$3,050,171	$3,065,139

Core net interest margin	G/H	3.42%	3.65%	3.80%	3.86%	3.84%

		Three Months Ended
Efficiency Ratio		June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Operating Expense
Total non-interest expense		$ 28,070	$ 23,439	$ 24,960	$ 20,825	$ 20,891
Pre-tax non-operating expenses		(2,295)	(740)	(2,300)	(705)	(91)
Adjusted Operating Expense	I	$ 25,775	$ 22,699	$ 22,660	$ 20,120	$ 20,800

Operating Revenue
Net interest income, FTE		$ 39,772	$ 34,526	$ 33,847	$ 30,739	$ 31,040
Total non-interest income		15,680	6,474	7,574	7,103	6,716
Pre-tax non-operating items		(7,643)	-	(714)	-	-
Adjusted Operating Revenue	J	$ 47,809	$ 41,000	$ 40,707	$ 37,842	$ 37,756

Efficiency Ratio, operating	I/J	53.91%	55.36%	55.67%	53.17%	55.09%

		Three Months Ended
Return Ratios		June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019
Net income available to common shareholders	K	$ 16,943	$ 8,311	$ 11,855	$ 12,272	$ 11,983
Acquisition charges		2,295	740	2,300	705	91
Tax on acquisition charges		(518)	(164)	(461)	(152)	(23)
Bargain purchase gain and gain on sale of land		(7,643)	-	-	-	-
Tax on gain on sale of land		157	-	-	-	-
Treasury awards		-	-	(714)	-	-
Tax on Treasury awards		-	-	181	-	-
Net earnings available to common shareholders, operating	L	$ 11,234	$ 8,887	$ 13,161	$ 12,825	$ 12,051

Pre-Tax Pre-Provision Operating Earnings
Earnings before income taxes	L	$ 19,184	$ 9,998	$ 15,208	$ 15,763	$ 15,806
Acquisition charges		2,295	740	2,300	705	91
Provision for loan losses		7,606	7,102	850	974	791
Treasury Awards and Gains		(7,643)	-	(714)	-	-
Pre-Tax, Pre-Provision Operating Earnings	M	$ 21,442	$ 17,840	$ 17,644	$ 17,442	$ 16,688

Annualized return on avg assets	K/A	1.38%	0.83%	1.26%	1.43%	1.39%
Annualized return on avg assets, oper	L/A	0.91%	0.89%	1.40%	1.49%	1.39%
Annualized pre-tax, pre-provision, oper	M/A	1.75%	1.79%	1.87%	2.03%	1.93%
Annualized return on avg common equity, oper	L/C	7.40%	6.50%	10.16%	10.91%	10.60%
Annualized return on avg tangible common equity, operating	L/D	10.60%	9.91%	15.18%	15.80%	15.63%

Mortgage Department
Net Interest Income after provision for loan losses		$ 127	$ 119	$ 59	$ 200	$ 194
Loan fee income		2,646	1,567	1,720	1,800	1,559
Salaries and employee benefits		1,246	1,077	975	986	941
Other non-interest expense		99	152	164	134	140
Earnings before income taxes		$ 1,428	$ 457	$ 640	$ 880	$ 672

Contacts

M. Ray “Hoppy” Cole
Chief Executive Officer
Dee Dee Lowery
Chief Financial Officer
(601) 268-8998